Exhibit 99.1

Myomo's Fourth Quarter Financial Results Feature Record Revenue of $12.1 Million

Generated first-ever positive quarterly cash flow from operations

Received a record 233 MyoPro® authorizations and orders with 657 additions to the pipeline

Introduces 2025 revenue guidance of $50 million to $53 million

Conference call being held today at 4:30pm Eastern time

BURLINGTON, Mass. (March 10, 2025) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today reported financial results for the three months and year ended December 31, 2024.

Financial and operating highlights for the fourth quarter of 2024 include the following (all comparisons are with the fourth quarter of 2023 unless otherwise indicated):

•
Revenue was a record $12.1 million, up 154%;
•
Revenue units were a record 220, up 106%;
•
Positive cash flow from operations of $3.4 million; excluding net proceeds from the Company's equity offering in December 2024 and including capital expenditures, free cash flow was $2.5 million.
•
Orders and insurance authorizations were received for a record 233 MyoPro units, up 27%;
•
Backlog, which represents insurance authorizations and orders received but not yet converted to revenue, was 272 units as of December 31, 2024, up 18%;
•
A record 657 new candidates were added to the patient pipeline, up 72%;
•
There were 1,389 MyoPro candidates in the patient pipeline as of December 31, 2024, up 33%;
•
Gross margin was 71.4%, up 610 basis points;
•
Cost per pipeline add was $1,224, down 46%; and
•
Trained nearly 160 certified prosthetist orthotists ("CPO's) in 2024 to provide the MyoPro to their patients; U.S. orthotics and prosthetics ("O&P") channel revenue was $0.6 million, up 94% sequentially.

Management Commentary

“Our success in the fourth quarter is the culmination of a transformational year for Myomo, as quarterly revenue surpassed $12 million, with double the unit volume compared to the prior year period and generating positive quarterly cash flows. I'm proud of our team achieving, and in many cases exceeding, the ambitious objectives we set for ourselves at the beginning of the year. We rapidly scaled our operations to serve the Medicare Part B population that is medically eligible to receive a MyoPro. We exited the year in the best position we've been in, and our objective is to repeat our success from this year in 2025," said Paul R. Gudonis, Myomo's Chairman and Chief Executive Officer.

Financial Results

	For the Three Months Ended December 31,		Period- to-Period Change		For the Year Ended December 31,		Period- to-Period Change
	2024	2023	$	%	2024	2023	$	%
Product revenue	$12,068,456	$4,756,383	$7,312,073	154%	$32,551,199	$17,476,238	$15,074,961	86%
License revenue	-	-	-	-	-	1,764,920	(1,764,920)	(100)
Total revenue	12,068,456	4,756,383	7,312,073	154	32,551,199	19,241,158	13,310,041	69
Cost of revenue	3,453,224	1,651,505	1,801,719	109	9,365,856	6,058,775	3,307,081	55
Gross profit	$8,615,232	$3,104,878	$5,510,354	177%	$23,185,343	$13,182,383	$10,002,960	76%
Gross margin	71.4%	65.3%		6.1%	71.2%	68.5%		2.7%

Revenue for the fourth quarter of 2024 was $12.1 million, up 154% compared with the fourth quarter of 2023, driven by growth in revenue units and by a higher average selling price ("ASP"). Myomo recognized revenue on a record 220 MyoPro units in the fourth quarter of 2024, up 106% over the same quarter a year ago. ASP was approximately $54,900 in the fourth quarter, up 23%. Revenue from patients with Medicare Part B represented 57% of fourth quarter revenue.

Gross margin for the fourth quarter of 2024 was 71.4%, compared with 65.3% for the fourth quarter of 2023. The increase was driven primarily by a higher ASP and higher fixed overhead absorbed into inventory.

Operating expenses for the fourth quarter of 2024 were $8.9 million, an increase of 60% compared with the fourth quarter of 2023. The increase was driven primarily by higher payroll expense due and incentive compensation accruals and higher headcount to support the Company's engineering efforts, as well as the addition of field clinical and reimbursement personnel necessary to meet revenue growth objectives in 2024 and beyond. Advertising costs of $0.8 million were down 6% over the fourth quarter of 2023. Cost per pipeline add was $1,224, a decrease of 46% compared with the fourth quarter of 2023.

Operating loss for the fourth quarter of 2024 was $0.2 million, compared with $2.4 million for the fourth quarter of 2023. Net loss for the fourth quarter of 2024 was $0.3 million, or $0.01 per share, compared with a net loss of $2.5 million, or $0.07 per share, for the fourth quarter of 2023.

Adjusted EBITDA for the fourth quarter of 2024 was $0.2 million, the first quarter of positive Adjusted EBITDA in the Company's history. This compares with Adjusted EBITDA of $(2.1) million for the fourth quarter of 2023. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Full Year Financial Results

Revenue for the year ended December 31, 2024 was $32.6 million, up 69% compared with the same period a year ago. Product revenue increased 86% compared with 2023. Gross margin was 71.1% compared with 68.5% for 2023, which includes license revenue from the joint venture in China. Excluding license revenue, gross margin on product revenue in 2023 was 65.3%. Operating expenses for 2024 were $29.4 million, an increase of 37% compared with a year ago. Operating loss in 2024 was $6.2 million, compared with an operating loss of $8.2 million in 2023. Net loss in 2024 was $6.2 million, or $0.16 per share, compared with a net loss of $8.1 million, or $0.28 per share, for 2023. Adjusted EBITDA for 2024 was $(5.1) million, compared with $(7.0) million in 2023.

Operations Update

The MyoPro patient pipeline was 1,389 patients as of December 31, 2024, compared with 1,042 patients as of December 31, 2023, an increase of 33%. A record 657 patients were added to the pipeline during the fourth quarter of 2024, an increase of 72% compared with the same period a year ago. The Company generated a record 233 authorizations and orders in the fourth quarter of 2024, an increase of 27% compared with the same period a year ago. Backlog was 272 patients as of December 31, 2024, an increase of 18% compared with backlog at December 31, 2023.

Cash Position

Cash, cash equivalents and short-term investments as of December 31, 2024 were $24.9 million. Excluding net proceeds from the Company's equity offering in December 2024 of approximately $15.8 million, cash increased by approximately $2.4 million compared with the third quarter of 2024. Cash provided by operating activities was $3.4 million for the fourth quarter of 2024, the first positive quarterly cash flow from operations in the Company's history, compared with cash used in operations of $2.4 million for the fourth quarter of 2023.

Business Outlook

"Our investments in support of growth in the direct billing channel during the first half of 2025 are expected to result in accelerating revenue growth during the second half of the year," added Mr. Gudonis. "We expect typical seasonality in the first quarter, with expected revenue in the range of $9.0 million to $9.5 million. Revenue for the year is expected to be in the range of $50 million to $53 million, an increase of 54% to 63% compared with 2024" continued Mr. Gudonis. "Our objective is to continue our solid execution and scale the business to the point that we return to positive cash flow from operations on a quarterly basis by the fourth quarter of 2025."

Conference Call and Webcast

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call at this link. Callers who pre-register will receive a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until March 24, 2025 at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (International), with passcode 6665274.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense and loss on equity investment. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Burlington, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for first quarter and full year 2025 revenue, as well as an expectation of returning to positive cash flows from operations by the fourth quarter of 2025, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•
our ability to obtain sufficient reimbursement from third-party payers for our products;
•
our ability to scale the business to return to positive cash flow from operations on a quarterly basis by the fourth quarter of 2025;
•
our revenue concentration with Medicare and with a particular insurance payer as a result of focusing our efforts on patients with insurers who have previously reimbursed for the MyoPro;
•
our ability to continue normal operations and patient interactions without supply chain disruption in order to deliver and fit our custom-fabricated devices;
•
our marketing and commercialization efforts;
•
our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;
•
our ability to obtain and maintain our strategic collaborations and to realize the intended results of such collaborations;
•
our ability to effectively execute our business plan and scale up our operations;
•
our ability to remediate the material weakness in our internal control over financial reporting;
•
our expectations as to our product development programs, including improving our existing products and developing new products;
•
our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our products;
•
our expectations as to our clinical research program and clinical results;
•
our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;
•
our ability to gain and maintain regulatory approvals;
•
our ability to compete and succeed in a highly competitive and evolving industry; and
•
general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the

Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material or adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

Myomo:

ir@myomo.com

Alliance Advisors IR:

Tirth T. Patel

tpatel@allianceadvisors.com

212-201-6614

(Tables follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(unaudited)
Revenue
Product revenue	$12,068,456	$4,756,383	$32,551,199	$17,476,238
License revenue	—	—	—	1,764,920
	12,068,456	4,756,383	32,551,199	19,241,158

Cost of revenue	3,453,224	1,651,505	9,365,856	6,058,775
Gross profit	8,615,232	3,104,878	23,185,343	13,182,383
Operating expenses:
Research and development	1,559,704	878,006	4,772,013	2,636,487
Selling, clinical, and marketing	3,696,748	2,353,120	12,236,910	9,042,698
General and administrative	3,604,094	2,306,929	12,383,118	9,734,747
	8,860,546	5,538,055	29,392,041	21,413,932

Loss from operations	(245,314)	(2,433,177)	(6,206,698)	(8,231,549)

Other (income) expense
Interest income, net	(70,031)	(113,533)	(388,586)	(410,274)
Other (income) expense, net	-	-	-	785
Loss on equity investment	-	69,662	-	169,503
	(70,031)	(43,871)	(388,586)	(239,986)

Loss before income taxes	(175,283)	(2,389,306)	(5,818,112)	(7,991,563)
Income tax expense (benefit)	84,798	70,798	365,617	156,002
Net loss	$(260,081)	$(2,460,104)	$(6,183,729)	$(8,147,565)

Weighted average number of common shares outstanding:
Basic and diluted	38,905,739	35,182,105	37,758,837	29,499,340
Net loss per share attributable to common stockholders
Basic and diluted	$(0.01)	$(0.07)	$(0.16)	$(0.28)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$24,372,373	$6,871,306
Short-term investments	492,990	1,994,662
Accounts receivable, net	3,825,291	2,382,658
Inventories, net	3,165,965	1,803,507
Prepaid expenses and other current assets	933,377	598,850
Total Current Assets	32,789,996	13,650,983
Restricted cash	375,000	—
Operating lease assets with right of use, net	7,584,663	663,554
Equipment, net	1,330,008	175,794
Other assets	164,412	91,237
Total Assets	$42,244,079	$14,581,568
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	9,021,817	4,885,944
Current operating lease liability	748,021	486,143
Income taxes payable	318,885	96,461
Deferred revenue	83,115	8,510
Total Current Liabilities	10,171,838	5,477,058
Non-current operating lease liability, net of current	7,358,184	115,160
Total Liabilities	17,530,022	5,592,218
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock	—	—
Common stock	3,439	2,715
Additional paid-in capital	127,846,026	105,840,239
Accumulated other comprehensive (loss) income	(14,406)	83,669
Accumulated deficit	(103,114,538)	(96,930,809)
Treasury stock, at cost	(6,464)	(6,464)
Total Stockholders’ Equity	24,714,057	8,989,350
Total Liabilities and Stockholders’ Equity	$42,244,079	$14,581,568

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31,	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,183,729)	$(8,147,565)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	205,910	164,306
Stock-based compensation	874,438	1,115,602
Accretion of discount on short-term investments	(118,598)	(110,788)
Bad debt expense	43,657	28,401
Amortization of right-of-use assets	571,061	353,375
Loss on equity investment	—	169,503
Amortization of deferred offering cost	41,552	—
Other non-cash charges	16,020	(38,809)
Changes in operating assets and liabilities:
Accounts receivable	(1,559,604)	(495,599)
Inventories	(1,395,042)	(384,781)
Prepaid expenses and other current assets	(887,525)	(115,523)
Other assets	84,773	19,797
Accounts payable and accrued expenses	4,693,127	1,790,133
Operating lease liabilities	(503,543)	(460,790)
Deferred revenue	74,604	(12,642)
Other liabilities	236,721	(47,384)
Tenent improvement allowance	516,274	—
Net cash used in operating activities	(3,289,904)	(6,172,764)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	259,981	(2,029,565)
CASH PROVIDED BY FINANCING ACTIVITIES	20,932,429	9,713,457
Effect of foreign exchange rate changes on cash	(26,439)	14,211

Net increase in cash, cash equivalents and restricted cash	17,876,067	1,525,339

Cash, cash equivalents and restricted cash, beginning of period	6,871,306	5,345,967

Cash, cash equivalents and restricted cash, end of period	$24,747,373	$6,871,306

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
GAAP net loss	$(260,081)	$(2,460,104)	$(6,183,729)	$(8,147,565)
Adjustments to reconcile to Adjusted EBITDA:
Interest income, net	(70,031)	(113,533)	(388,586)	(410,274)
Depreciation expense	91,565	27,890	205,910	164,306
Stock-based compensation	321,858	334,120	874,438	1,115,602
Loss on investment in minority interest	—	69,662	—	169,503
Income tax expense	84,798	70,798	365,617	156,002
Adjusted EBITDA	$168,109	$(2,071,167)	$(5,126,350)	$(6,952,426)

# # #